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INDEPENDENT ANALYSIS OF EORTC TRIAL CONFIRMS SURVIVAL IMPACT OF
BIOMARKER IDENTIFIED IN PHASE 3 TRIAL OF GENASENSE® IN  MELANOMA

Surrogate Marker Has Substantial Impact on Survival of Patients with Advanced Melanoma

BERKELEY HEIGHTS, NJ – September 19, 2006 – Genta Incorporated (NASDAQ: GNTA) announced the presentation of a collaborative study by Genta and the Melanoma Group of the European Organization for the Research and Treatment of Cancer (EORTC).  The results confirmed the strong relationship between patient survival and a biomarker that was prospectively studied in the randomized Phase 3 trial of Genasense® (oblimersen sodium) Injection in patients with advanced melanoma.  The results were presented at a scientific meeting, Perspectives in Melanoma X and the Third International Melanoma Research Congress, which was held in The Netherlands.

The Genasense data derive from the largest randomized controlled trial that has ever been conducted in patients with advanced melanoma.  In this trial, 771 patients were randomly assigned to receive chemotherapy with dacarbazine (DTIC) alone or in combination with Genasense.  The results of this trial showed that multiple outcomes, including overall survival, progression-free survival, overall response and durable response, were strongly associated with blood levels of an enzyme known as LDH, a biomarker that was a prospectively defined stratification factor.

An independent data set was then used to further assess the reliability of this association.  EORTC Study 18951, which matched the Genasense study with respect to enrollment criteria, randomized 363 patients with advanced melanoma to receive DTIC, cisplatin, and interferon with or without Interleukin-2.   Baseline LDH measurements from both studies were then segregated into 5 categories, ranging from less than 0.8 times (x) the upper limit of normal (ULN) to greater than 5 x ULN.  For all patients in all treatment groups combined, median survival and the percent of patients who survived 2 or more years in each category from both trials are presented in the table below.

	Genasense Trial			EORTC Trial
LDH (x ULN)	No. of Pts	Median Survival (yrs)	2-yr. Survival %	No. of Pts	Median Survival (yrs)	2-yr. Survival %
Less than 0.8	274	0.96	21	101	1.01	22
0.8 to 1.1	234	0.8	18	69	0.75	20
1.1 to 2.0	157	0.54	9	85	0.75	14
2.0 to 5.0	76	0.31	3	54	0.48	4
Greater than 5.0	19	0.12	0	16	0.18	0

The two sets of independent data confirmed the strong prognostic value of LDH as a continuous variable.  The new results also showed that even small variations around the upper limit of normal may signal early aggressive disease that has a substantial impact on survival.

Prior analysis of the Genasense trial showed that treatment with Genasense plus DTIC yielded significantly superior efficacy outcomes in patients with a normal baseline LDH (prospectively defined as less than 1.1 x ULN), a group that comprised approximately two-thirds of patients in the trial (N=508).   Further exploratory analysis of this trial tested patients whose LDH was less than 0.8 x ULN.   In this group, median survival was 12.3 months for patients in the Genasense group compared with 9.9 months in the DTIC-only group (P=0.0009; hazard ratio = 0.64).  The 2-year survival rate was 28% in the Genasense group and 12% in the DTIC group.

Extended follow-up data from the Genasense trial form the basis of a Marketing Authorization Application (MAA) that is currently pending review by the European Medicines Agency (EMEA).  A report of this trial can be accessed at: http://www.jco.org/cgi/content/abstract/JCO.2006.06.0483v1

Genasense, Genta’s lead anticancer drug, is a novel targeted therapy that blocks the production of Bcl-2, a protein that appears to be a fundamental cause of resistance to cancer treatment.  By knocking down Bcl-2 in cancer cells, Genasense may enhance the effectiveness of chemotherapy in patients with advanced melanoma.

About Genta

Genta Incorporated is a biopharmaceutical company with a diversified product portfolio that is focused on delivering innovative products for the treatment of patients with cancer.  The Company’s research platform is anchored by two major programs that center on oligonucleotides (RNA- and DNA-based medicines) and small molecules. Genasense® (oblimersen sodium) Injection is the Company's lead compound from its oligonucleotide program.  The Company has submitted a New Drug Application (NDA) to the Food and Drug Administration for the use of Genasense plus fludarabine and cyclophosphamide for treatment of patients with relapsed or refractory chronic lymphocytic leukemia (CLL). Genta has also completed a Marketing Authorization Application to the European Medicines Agency (EMEA) for use of Genasense plus dacarbazine for treatment of patients with advanced melanoma.  The leading drug in Genta’s small molecule program is Ganite® (gallium nitrate injection), which the Company is exclusively marketing in the U.S. for treatment of symptomatic patients with cancer related hypercalcemia that is resistant to hydration.  For more information about Genta, please visit our website at: www.genta.com.

Safe Harbor

This press release contains forward-looking statements with respect to business conducted by Genta Incorporated. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future.  Forward-looking statements include, without limitation, statements about:

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the Company’s ability to obtain necessary regulatory approval for Genasense® from the U.S. Food and Drug Administration (“FDA”) or European Medicines Agency (“EMEA”);

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the safety and efficacy of the Company’s products or product candidates;

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the commencement and completion of clinical trials;

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the Company’s ability to develop, manufacture, license and sell its products or product candidates;

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the Company’s ability to enter into and successfully execute license and collaborative agreements, if any;

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the adequacy of the Company’s capital resources and cash flow projections, and the Company’s ability to obtain sufficient financing to maintain the Company’s planned operations;

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the adequacy of the Company’s patents and proprietary rights;

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the impact of litigation that has been brought against the Company and its officers and directors; and

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the other risks described under Certain Risks and Uncertainties Related to the Company’s Business, as contained in the Company’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

The Company does not undertake to update any forward-looking statements.   There are a number of factors that could cause actual results and developments to differ materially.  For a discussion of those risks and uncertainties, please see the Company's Annual Report on Form 10-K for 2005 and its most recent quarterly report on Form 10-Q.

SOURCE: Genta Incorporated

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